Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of Kana Software, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 15, 2006 relating to the consolidated financial statements as of and for the year ended December 31, 2005, which appears in this Form 10-K.

/s/ Burr, Pilger, & Mayer LLP

Palo Alto, California

July 5, 2006